Exhibit 99.1

Silexion Therapeutics Announces First Patient Successfully Dosed in

Phase 2/3 Clinical Trial of SIL204 in Locally Advanced Pancreatic Cancer

Global Phase 2/3 trial evaluates SIL204 in combination with standard chemotherapy in patients with locally advanced pancreatic cancer

Integrated regimen combines direct EUS-guided intratumoral delivery to penetrate tumor stroma with subcutaneous dosing; first patient treated at Tel Aviv Sourasky Medical Center (Ichilov)

Grand Cayman, Cayman Islands and Ramat Gan, Israel, September 30, 2026 -- Silexion Therapeutics Corp. (NASDAQ: SLXN) ("Silexion" or the "Company"), a clinical-stage biotechnology company pioneering RNA interference (RNAi) therapies for KRAS-driven cancers, today announced that the first patient worldwide has been successfully dosed in its Phase 2/3 clinical trial evaluating the Company's lead candidate, SIL204, in patients with locally advanced pancreatic cancer (LAPC). The treatment was administered at Tel Aviv Sourasky Medical Center ("TASMC" or "Ichilov") in Israel, marking a defining transition into active clinical execution for the Company's global therapeutics program.

The trial is a prospective, randomized, controlled, multinational, Phase 2/3, open-label study evaluating the efficacy and safety of SIL204 administered as an integrated therapeutic regimen in combination with standard-of-care chemotherapy, versus chemotherapy alone, in patients with LAPC. The study is structured with an initial safety run-in cohort of approximately 18 patients, followed by global expansion to enroll a randomized cohort of approximately 166 patients. The trial enrolls newly diagnosed, treatment-naïve adult patients with unresectable Stage 3 LAPC without distant metastases whose tumors harbor a confirmed KRAS mutation. SIL204 is administered as a first-line regimen alongside standard chemotherapy, with the choice of chemotherapy at the treating physician's discretion.

In this trial, SIL204 is administered via an innovative dual-route delivery strategy designed to address the anatomical and biological barriers of pancreatic tumors. Treatment combines direct intratumoral administration via an endoscopic ultrasound (EUS)-guided procedure, targeting the primary pancreatic lesion to bypass dense tumor stroma, with subcutaneous abdominal injections designed to provide systemic exposure and address potential micro-metastases.

"Successfully dosing the first patient in our Phase 2/3 clinical trial of SIL204 is a defining operational and clinical milestone for Silexion, transitioning our lead RNAi program into active patient treatment," said Ilan Hadar, Chairman and Chief Executive Officer of Silexion Therapeutics. "Locally advanced pancreatic cancer is one of the most aggressive and lethal solid tumors, with patients facing a persistent lack of new therapeutic options. By combining direct local tumor penetration with systemic coverage, our integrated regimen is engineered to overcome the critical delivery barriers that have historically limited pancreatic cancer treatments. We are thrilled to initiate dosing at Tel Aviv Sourasky Medical Center and look forward to advancing additional clinical trial sites across Israel and Germany, as we work toward preliminary clinical readouts in the near term to evaluate SIL204's potential to improve response rates and survival outcomes for patients with locally advanced pancreatic cancer."

Tel Aviv Sourasky Medical Center serves as the anchor clinical center for the trial in Israel following receipt of institutional ethics approval and authorization from the Israeli Ministry of Health. Additional Israeli oncology centers, alongside leading academic medical institutions in Germany approved under the European Union Clinical Trials Regulation (EU CTR) framework by the Federal Institute for Drugs and Medical Devices (BfArM), are progressing through site activation and are expected to join the Phase 2/3 program in the coming months.

About Silexion Therapeutics

Silexion Therapeutics is a pioneering clinical-stage, oncology-focused biotechnology company dedicated to the development of innovative treatments for unsatisfactorily treated solid tumor cancers that have the mutated KRAS oncogene, generally considered to be the most common oncogenic gene driver in human cancers. The Company conducted a Phase 2a clinical trial in its first-generation product candidate, which showed a positive trend in comparison to the control of chemotherapy alone, and is now advancing its lead, second-generation, product candidate, SIL204, a small interfering RNA (siRNA), through Phase 2/3 clinical evaluation. Silexion is committed to pushing the boundaries of therapeutic advancements in the field of oncology and further developing its lead product candidate for locally advanced pancreatic cancer. For more information, please visit: https://silexion.com

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this communication, including statements regarding the clinical development, timing, enrollment, protocol execution, and anticipated outcomes of the Phase 2/3 clinical trial of SIL204 in locally advanced pancreatic cancer; the timing, availability, and potential clinical significance of anticipated preliminary clinical readouts in the near term; the potential of SIL204 to improve response rates, survival outcomes, or other clinical metrics; the therapeutic potential, biological mechanism, and clinical utility of SIL204 and the Company’s integrated treatment regimen; the anticipated activation and onboarding of additional clinical trial sites in Israel and Germany; Silexion's transition into active clinical execution; and the Company's future strategy, operations, and milestones, are forward-looking statements. These forward-looking statements are generally identified by terminology such as "may", "should", "could", "might", "plan", "possible", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "prospective", or "potential", or the negatives of these terms or variations of them or similar terminology. Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: (i) the ability of Silexion and its participating clinical trial centers to successfully enroll, treat, and evaluate patients in accordance with the study protocol, including the initial safety run-in cohort of approximately 18 patients and the randomized expansion cohort of approximately 166 patients; (ii) the risk that preliminary clinical safety, tolerability, response rate, or survival data may not be achieved, confirmed, or replicated as the trial advances, that early observations may not be predictive of final trial results, or that SIL204 may not demonstrate statistically significant improvements in clinical efficacy compared to chemotherapy alone; (iii) the ability of Silexion to complete standard site activation procedures at additional medical centers in Israel and Germany on anticipated timelines; (iv) Silexion's strategy, future operations, financial position, projected costs, prospects, and plans; (v) the impact of the regulatory environment and compliance complexities, including site-level approvals, conditions, and clearances required prior to study commencement in each jurisdiction; (vi) expectations regarding future clinical, academic, or commercial partnerships; (vii) Silexion's future capital requirements and sources and uses of cash, including its ability to obtain additional financing to fund clinical trials; (viii) Silexion's ability to maintain its Nasdaq listing; and (ix) other risks and uncertainties set forth in the documents filed by the Company with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 17, 2026, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 14, 2026. Silexion cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. Silexion undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.

Company Contact

Silexion Therapeutics Corp
Ms. Mirit Horenshtein Hadar, CFO
info@silexion.com

Investor Relations Contact

Arx Investor Relations
North American Equities Desk
silexion@arxhq.com